FOR RELEASE MONDAY, FEBRUARY 5, 2007 AT 4:00 PM EAST COAST TIME

NanoSensors Signs Letter of Intent to Acquire Assets of
DKL International

SANTA CLARA, CA, February 5 - NanoSensors, Inc. (OTC Bulletin Board: NNSR.OB), a nanotechnology development company that develops instruments and sensors to detect explosives, chemical and biological agents announced today that it has entered into a non-binding letter of intent to acquire substantially all of the tangible and intangible assets of privately-held DKL International, Inc.

DKL International is a leading provider of passive detection technology and related products to the homeland security, defense, military, law enforcement, security, safety, and rescue markets.

In a move to further strengthen its position in the sensor and detection space, NanoSensors sought to identify a viable acquisition target that met three key criteria: (1) proven sensor capabilities, (2) a viable domestic and/or international distribution network, and (3) an experienced management team.

“After careful consideration, DKL International became an obvious choice for our first acquisition,” said Dr. Ted Wong, NanoSensors’ Chairman & CEO. “This acquisition will provide us with a portfolio of patents and patent applications, revenue producing assets, infrastructure, and strategic relationships that NanoSensors can leverage to achieve its existing business objectives.”

Dr. Wong said that the transaction is extremely positive for NanoSensors because it will:

▪	Move NanoSensors from a pre-revenue company to one generating revenue;
▪	Enable the Company to strengthen and expand its management team;
▪	Benefit both companies and assist us in penetrating more markets with their life-saving technologies;
▪	Give the Company the opportunity to leverage a combined technology base to develop, and deliver and support future products that save lives; and
▪	Provide NanoSensors with DKL International’s experience in technology and product development, business development and product introduction into the worldwide markets.”

“This transaction, with the financial and technical support from Ted and his team, will allow us to significantly expand our operations,” said Howard Sidman, Chairman & CEO of DKL International.“To date the majority of our sales have come from Asian markets, and this transaction will give us the capability to expand our sales and marketing effort into the United States.”

The present terms of the Letter of Intent provide for NanoSensors to pay a purchase price comprised of issuing common stock to DKL International, assuming certain liabilities of DKL International, and making commitments to provide additional capital at closing to fund the operations of the Company. The completion of the transaction is subject to numerous closing conditions, including the negotiation and execution of a definitive acquisition agreement, the completion of due diligence by the parties, the approval of the Board of Directors and shareholders of each entity and several other conditions. If a final agreement is reached and the other conditions satisfied, the transaction is expected to close during the second quarter of 2007. However, as a result of the foregoing uncertainties, there can be no assurance that a definitive agreement will be executed or that, if it is, the transaction will be completed.

ABOUT DKL International
DKL International, Inc. is a supplier of passive detection technology and related products to the homeland security, defense, military, law enforcement, security, safety, and rescue markets. Patented in eighteen countries, DKL International adds SilentGuard to its initial product, the DKL International LifeGuard™.  The LifeGuard™ can locate and track a standing adult at a distance of 500 meters in the open, and at shorter ranges through concrete walls, steel bulkheads, brick, earthworks, plastics, heavy foliage, water, and other barriers. The LifeGuard™ is used in Asia and Europe for port security, mine safety, and by law enforcement and search and rescue groups. SilentGuard is a silent and passive electronic tripwire that detects only living humans. The SilentGuard can be concealed in walls or doorways or buried underground, and can reduce the false alarms associated with other sensor systems as part of an integrated perimeter system for military, security or medical use. SilentGuard expects to install its first production systems in the spring of 2007.

ABOUT NanoSensors
NanoSensors, Inc. was incorporated in December, 2003 and is a nanotechnology development company based in Santa Clara, California. The Company's principal business is the development, manufacturing and marketing of sensors and instruments to detect explosive (X), chemical © and biological (B) agents ("XCB"), along with the management of intellectual property derived there from that will enable NanoSensors to create nanoscale devices.

Safe Harbor
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks, uncertainties and other facts that could cause the actual future results of the Company to be materially different from such forward looking statements. Closing of the proposed transaction is subject to numerous conditions, including: (i) negotiation and execution of a definitive acquisition agreement, as well as ancillary agreements; (ii) completion of due diligence by the parties as to their respective operations and financial condition; (iii) completion of audited financial statements for DKL International. There can be no assurance that the proposed transaction will be completed, or as completed upon the terms as described above. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
For NanoSensors	For DKL International
Ted Wong	Harvey Goralnick
408-855-0051	212.752.9445
tlwongusa@yahoo.com	hg@focusparters.com